ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, made as of this 24th day of May, 2007 (this “Agreement”), by and among G-III Leather Fashions, Inc., a New York corporation (“Buyer”), G-III Apparel Group, Ltd., a Delaware corporation (“Parent”) (solely with respect to Section 10(m) hereof), Starlo Fashions Inc., a New York corporation (“Starlo”), Jessica Howard, Ltd., a New York corporation (“Jessica Howard”), Industrial Cotton, Inc., a New York corporation (“Industrial Cotton” and collectively with Starlo and Jessica Howard, “Sellers”), and Robert Glick and Mary Williams (each solely with respect to Section 10(e) hereof).

W I T N E S S E T H:

WHEREAS, Sellers manufacture and market, inter alia, women’s dresses and sportswear under brands owned by Sellers;

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, with certain exceptions, the assets owned and the businesses and operations conducted by Jessica Howard and Industrial Cotton, and the assets owned or licensed by Starlo and used or useful in the operations conducted by Jessica Howard and Industrial Cotton, including, without limitation, related to products sold under the Prime Industrial Cotton, Crafted Industrial Cotton, Nine Rivets, Jessica Howard, Elizabeth Howard, Eliza J. Howard and Eliza J labels (collectively, the “Business”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Buyer intends to create new Divisions (as defined below) in which to use the Assets (as defined below) in connection with its business.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, the parties hereto agree as follows:

1.

Definitions.  As used herein, the following terms shall have the following meanings:

1.1

Affiliates means, as to the Person in question, any Person that controls, is controlled by, or is under common control with, the Person in question; and the term “control” means possession of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract, or otherwise.

1.2

Assets means the tangible and intangible assets of Sellers used or useful in connection with the Business, as well as certain other enumerated assets, except for the “Excluded Assets” (as hereinafter defined).  Without limiting the generality of the foregoing, the Assets shall include the following:

(a)

all registered and unregistered trademarks, trade names, service marks, designs, franchises, licenses, permits, privileges and other proprietary rights, if any, including all applications, registrations and renewals in connection therewith, owned or held by

Sellers and used by or useful to Sellers in connection with the Business including, without limitation, those set forth in Schedule 1.2(a) hereto;

(b)

all furniture, fixtures, improvements, office materials and supplies, and other tangible personal property of every kind and description owned or held by Sellers that are used or useful in connection with the Business;

(c)

all rights and benefits of (i) Sellers under lease agreements entered into by, or for the benefit of, Sellers with respect to the Leased Premises, and (ii) Sellers under all other Contracts entered into by, or for the benefit of, Sellers in connection with the Business, all of which (including, without limitation, Consent Contracts) are set forth on Schedule 1.2(c);

(d)

all warranties, rights and other intangible assets of Sellers with respect to the Business that are not Excluded Assets;

(e)

all records and files of Sellers, including, without limitation, customer and supplier lists, records, files and account statements, correspondence with customers or suppliers and potential customers or suppliers and all related documents, records of purchase and invoices recording purchases, customer orders, stockroom records, financial accounting and credit records, personnel records, general correspondence and any similar document or record related to or useful in the Business, but specifically excluding the minute books and records relating solely to the incorporation of Sellers; provided, however, that in the case of Starlo, if any of the foregoing relate primarily to businesses or operations of Starlo other than the Business, the Assets shall include a true, correct and complete copy of such records and files;

(f)

all purchase and sales orders with respect to the Business in process on the Closing Date (as defined in Section 1.5) to the extent merchandise thereunder has not been shipped to customers of Sellers and which are not, therefore, accounts receivable (“Orders-in-Process”) as are specified on Schedule 1.2(f);

(g)

all samples, patterns, drawings, creative designs, ideas, sketches, plans and other similar matters with respect to the Business owned by Sellers, however evidenced (including those in the possession of third parties, but which are the property of Sellers);

(h)

all of Sellers’ goodwill and going concern value in the Business; and

(i)

all inventory of Sellers with respect to the Business, including inventory relating to Orders-in-Process, set forth on Schedule 1.2(i) (the “Purchased Inventory”).

1.3

Base Purchase Price means $4,285,000.

1.4

Closing means the consummation, on the Closing Date and at the Closing Place, of the purchase, assignment, conveyance and sale of the Assets contemplated hereunder.

1.5

Closing Date means the date on which the Closing occurs, which shall be the date that this Agreement is executed and delivered by all the parties hereto or such other date as the parties hereto may agree.

1.6

Closing Place means the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, or such other place as the parties hereto may agree.

1.7

Code means the Internal Revenue Code of 1986, as amended.

1.8

Consent Contracts has the meaning assigned to such term in Section 1.22.

1.9

Contracts means written or oral contracts, leases, licenses, agreements, arrangements, commitments, instruments or understandings.

1.10

Customer Allowances means allowances, chargebacks, credits, rebates, deductions, reductions or settlements given to any customer resulting from alleged markdowns and/or losses claimed by such customer with respect to sales of products.

1.11

Designer Brands Division means a new division of Buyer to be created to operate business relating to new designer brands and related private label product.

1.12

Divisions means the Jessica Howard Division, the Designer Brands Division and the Positive Attitude Division.

1.13

EBITA means the earnings before interest and taxes and amortization of intangibles of the applicable Division, which shall be equal to the net sales of such Division less (i) cost of sales, including royalties and license fees and (ii) the expenses set forth on Schedule 1.13 hereto, all as determined in accordance with the Buyer’s accounting and allocation procedures utilized in preparing internal financial statements for Buyer’s divisions.

1.14

EBITA Period means the (i) the period beginning upon the Effective Time and ending on January 31, 2008, (ii) the period beginning on February 1, 2008 and ending on January 31, 2009, (iii) the period beginning on February 1, 2009 and ending on January 31, 2010 and (iv) the period beginning on February 1, 2010 and ending on January 31, 2011.

1.15

Effective Time means the close of business of the Business on the Closing Date.

1.16

Encumbrances means any mortgages, pledges, preemptive purchase rights, security interests, claims, liens, charges, or other encumbrances of any kind including, without limitation, any liens arising under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

1.17

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to such act or any successor law.

1.18

Escrow Agent means Fulbright & Jaworski L.L.P.

1.19

Escrow Agreement means that certain escrow agreement dated as of the Closing Date by and among Buyer, Sellers’ Representative and the Escrow Agent in the form attached hereto as Exhibit A.

1.20

Escrow Amount means Eight Hundred Thousand Dollars ($800,000).

1.21

Escrow Funds means cash held by the Escrow Agent from time to time pursuant to the terms of the Escrow Agreement.

1.22

Excluded Assets means (a) all cash and marketable securities of each Seller, whether on hand or in banks, held by or on behalf of or for such Seller and all bank accounts or accounts with other financial institutions held by or in the name of or on behalf of such Seller, (b) all prepaid expenses, accounts and notes receivable of each Seller, (c) any claims or causes of action of each Seller, (d) all rights and benefits of Sellers under lease agreements entered into by or for the benefit of Sellers with respect to room 1401 located at 1385 Broadway, New York, New York and with respect to 2400 83rd Street, North Bergen, New Jersey (together, the “Excluded Premises”), (e) the lease agreements with respect to the Leased Premises, (f) all telephone systems used by Sellers at Leased Premises and/or the Excluded Premises, (g) all insurance policies of Sellers and all proceeds thereof, (h) any Contracts that cannot be assigned to Buyer without the consent of the counter-party or counter-parties thereto (the “Consent Contracts”), (i) all loan or factoring agreements and related documents by and between any of Sellers and their Affiliates, on the one hand, and one or more of The CIT Group/Commercial Services, Inc., JPMorgan Chase Bank, N.A. and Israel Discount Bank, on the other hand, and all amounts due thereunder to any Seller or its Affiliates, (j) that certain Settlement Agreement, dated as of August 24, 2006, by and between Levi Strauss & Co. and Industrial Cotton, (k) that certain Agreement dated June 13, 2006 by and between JV/China Ting, LLC and Jessica Howard and (l) the capital stock of Positive Attitude.

1.23

Glick means Robert Glick.

1.24

Government Entity means any United States or foreign, federal, state or local court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, board, bureau, public body, instrumentality or other authority.

1.25

Included Contracts means any and all Contracts included among the Assets and being assigned to Buyer hereunder.

1.26

Jessica Howard Division means a new division of Buyer to be created to operate the Business.

1.27

knowledge of Sellers or Sellers’ knowledge means the actual knowledge, after reasonable inquiry, of Glick and Jeff Elias.

1.28

Leased Premises means (i) the portion of the 10th floor at 1001 Sixth Avenue, New York, New York which is the subject of the lease dated May 18, 2005 between 1001 Sixth Associates and Alison Nicole, Inc.; (ii) the 17th floor at 1001 Sixth Avenue, New York, New York which is the subject of the lease dated April 22, 2005 between 1001 Sixth Associates and Jennifer Star, Inc.; and (iii) 14th floor, room 1407/1407A, located at 1385

Broadway, New York, New York which is the subject of the lease dated April 10, 2006 between 1385 Broadway Company and JJ&J, Inc.

1.29

Permitted Liens mean (a) statutory liens for Taxes to the extent that the payment thereof is not past due or to the extent the taxpayer is contesting such Taxes in good faith through appropriate proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under real or personal property leases or rental agreements to the extent that no payment or performance under any such lease or rental agreement is in default, arrears or is otherwise past due, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs mandated under applicable laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent the payment thereof is not in arrears or otherwise past due, (e) for any Asset with respect to which any Seller is a lessee or licensee, any residual right, title or interest in or to such Asset held by the lessor or licensor of such Asset, and (f) other imperfections of title and Encumbrances that do not and will not, individually or in the aggregate, impair, detract from or interfere with the continued use and operation of such Assets or the Business.

1.30

Person means and includes an individual, a partnership, a joint venture, an association, a corporation, a trust, an unincorporated organization, a limited liability company and a Government Entity.

1.31

Positive Attitude means Positive Attitude, Inc., a New York corporation.

1.32

Positive Attitude Division means a new division of Buyer to be created to operate business relating to the Positive Attitude brand and related private label product.

1.33

Tax or Taxes means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

1.34

Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

1.35

Transition Services Agreement means that certain Transition Services Agreement dated as of the Closing Date by and among Buyer and Sellers in the form attached hereto as Exhibit B.

1.36

Williams means Mary Williams.

2.

Purchase of Assets and Purchase Price.

2.1

Purchase of Assets.  Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all right, title and interest of Sellers in and to the Assets (but not the Excluded Assets), free and clear of all Encumbrances (except for Permitted Liens) for the consideration specified in Section 2.4.

2.2

Non-Assumption of Liabilities.  Except as specifically set forth in this Section 2.2, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transaction contemplated hereunder, any debts, liabilities (contingent or otherwise) or obligations of any Seller of any nature whatsoever.  Buyer shall and hereby agrees to assume and discharge as of the Effective Time, (i) the obligations arising subsequent to the Effective Time under the Included Contracts and (ii) payment for the piece goods and inventory on order listed on Schedule 2.2 hereto (collectively, the “Assumed Obligations”); provided, however, that notwithstanding any other provision of this Agreement, the Assumed Obligations shall not include (i) any debts, liabilities (contingent or otherwise) or obligations of any Seller (including, without limitation, trade accounts payable and liabilities that should be accrued on the Financial Statements (as defined herein) in accordance with generally accepted accounting principles up to and including the Closing Date) with respect to those Assumed Obligations referred to in this Section, arising out of any Contract (a) required to be listed but not listed on Schedule 1.2(c) hereto (regardless of any knowledge thereof on the part of Buyer) and (b) the benefits of which are not validly assigned to Buyer, (ii) any liability or obligation for Taxes, whether or not accrued, assessed or currently due and payable (a) of any Seller, whether or not it relates to the operation of any Seller’s business, (b) arising from the operation of any Seller’s business or the ownership of the Assets on or prior to the Effective Time, or (c) arising out of the consummation of the transactions contemplated hereby (for purposes of this Section 2.2, all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Sellers and Buyer based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date), or (iii) any liability or obligation of any Seller to or with respect to employees and other personnel (their spouses, dependents and beneficiaries) of any Seller or any Employee Plan (as defined in Section 3.13), unless and except to the extent such liability or obligation is specifically assumed by Buyer under this Agreement.

2.3

Transfer and Assumption Documents.

(a)

At the Closing, Sellers shall deliver to Buyer such deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, satisfactory in form and substance to Buyer and its counsel, as may be reasonably requested by Buyer, in order to convey to Buyer good and valid title to the Assets, free and clear of all Encumbrances (other than Permitted Liens).

(b)

At the Closing, Sellers shall deliver to Buyer all written consents which are required under any Included Contract; provided, however, that as to any such Included Contract the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Closing Date, Sellers shall deliver to Buyer written documentation setting forth arrangements for the transfer of the economic benefit of such Included Contracts to Buyer as of the Closing Date under terms and conditions reasonably acceptable to Buyer.

(c)

At the Closing, Buyer will deliver to Sellers such instruments and documents, satisfactory in form and substance to Sellers and their counsel, as may be reasonably requested by Sellers in order to effect the assumption of the Assumed Obligations by Buyer.

2.4

Purchase Price.  In consideration for the Assets, Buyer shall deliver to Sellers the following (which collectively comprise the “Consideration”) at the Closing:  (a) cash in an amount equal to the Base Purchase Price less the Escrow Amount and (b) cash in the amount set forth on Schedule 2.4 for the Purchased Inventory (subject to adjustment pursuant to Section 10(n)).

2.5

Escrow Amount.

(a)

A portion of the Base Purchase Price equal to the Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Section 2.5.  If at any time, or from time to time, Buyer shall become entitled to receive one or more payments from Sellers under Section 9, Buyer shall, in accordance with the terms of the Escrow Agreement, receive a disbursement of the Escrow Funds in an amount equal to the lesser of (a) the full amount owed by Sellers to Buyer under Section 9 and (b) the full amount of the Escrow Funds then held by the Escrow Agent.  The obligation of Sellers to pay any amount under Section 9 shall be reduced by the actual amount of any such disbursement received by Buyer.

(b)

On the six (6) month anniversary of the Closing Date, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, calculate the difference between (x) $200,000 and (y) the sum of any disbursements of Escrow Funds made to Buyer in accordance with Section 2.5(a) and the amounts of all outstanding claims by Buyer against Sellers under Section 9 through the close of business on such date.  If the difference so calculated is greater than $0, the Escrow Agent shall release such amount to Sellers in accordance with the terms of the Escrow Agreement.

(c)

On the first (1st) anniversary of the Closing Date, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, calculate the difference between (x) $400,000 and (y) the sum of (1) any disbursements of Escrow Funds made to Buyer in accordance with Section 2.5(a) and (2) the amounts of all outstanding claims by Buyer against Sellers under Section 9 through the close of business on such date.  If the difference so calculated is greater than $0, the Escrow Agent shall release such amount to Sellers in accordance with the terms of the Escrow Agreement.

(d)

The Escrow Agent shall, in accordance with the terms of the Escrow Agreement, calculate the difference between the (x) the portion of the Escrow Amount not disbursed through the close of business on the date that is eighteen (18) months after the Closing Date and (y) the amount of all outstanding claims by Buyer against Sellers under Section

9 through the close of business on such date.  Upon the final resolution of and payment of such outstanding claims, Sellers shall be entitled to the balance, if any, of the Escrow Funds.  The Escrow Agent shall release any such balance to Sellers in accordance with the terms of the Escrow Agreement.

(e)

For purposes of this Section 2.5, a claim shall be outstanding under Section 9 if Buyer shall have delivered a Notice of Claim to the Sellers’ Representative in accordance with this Agreement and the claims referred to therein shall not have been finally resolved or any amounts due to Buyer with respect thereto shall not have been paid in full.

(f)

Any portion of the Escrow Amount returned to Sellers pursuant to the Escrow Agreement shall constitute “Consideration.”

2.6

Allocation of Purchase Price.  Buyer and Sellers shall work together in good faith to determine promptly after the Closing, but in no event more than sixty (60) days after the Closing Date, the allocation of the Consideration (and all other capitalized costs) among the Assets in accordance with the applicable requirements of Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to an order of any Governmental Entity) on any Tax Return (including Internal Revenue Service Form 8594) or before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the allocation determined in accordance with this Section 2.6, unless required to do so by applicable law.  If any Governmental Entity makes or proposes an allocation with respect to the Assets that differs materially from the allocation prepared pursuant to this Section 2.6, each of Buyer, on the one hand, and Sellers, on the other hand, shall have the right, at its or their election and expense, to contest such entity’s determination.  In the event of such a contest, the other party or parties hereto shall cooperate reasonably with the contesting party but shall have the right to file such protective claims or returns as may be reasonably required to protect its or their interests.

3.

Representations and Warranties of Sellers.  Sellers, jointly and severally, hereby represent, warrant and covenant to Buyer that:

3.1

Organization and Good Standing.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to enter into and perform and do all things contemplated under this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to own and lease its assets and to carry on and operate its business and operations as now being conducted and as proposed to be conducted by it under existing agreements.  Each Seller is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification, except for such failures to qualify and be authorized as would not, individually or in the aggregate, adversely affect the Assets or the Business in any material respect.  Schedule 3.1 sets forth, with respect to each Seller, a complete and accurate list of each jurisdiction in which such Seller is qualified to do business.  Except as set forth in Schedule 3.1, no Seller has any ownership interest in any other limited liability company, corporation, partnership or other entity.

3.2

Organizational Documents.  A copy of the articles of incorporation as amended to the date hereof (certified by the Secretary of State of the State of New York) of each Seller and the bylaws of each Seller have been delivered to Buyer and such documents are complete and correct and represent the presently effective articles of incorporation and bylaws of each Seller.  The minutes of the meetings of the board of directors of each Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (certified by the respective corporate secretaries of Sellers), copies of which have been delivered to Buyer, are true, accurate and complete as of the Closing Date.

3.3

Ownership of Sellers.  Schedule 3.3 lists the percentage equity ownership of each Seller and the names of the owners thereof, in each case as of the date hereof.

3.4

Authorization and Binding Obligations.  The execution, delivery and performance by each Seller of this Agreement have been duly and validly authorized by all necessary action, including approval of the entire transaction by the unanimous vote of the board of directors and shareholders of such Seller.  This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.5

No Contravention.  Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by each Seller does not, and as of the Closing Date will not, (a) violate any provisions of the articles of incorporation or bylaws of such Seller, (b) conflict with, result in the breach of, or constitute (or with notice or lapse of time or both constitute) a default under, or result in the creation of any Encumbrances upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to any third party or Governmental Entity, under or with respect to any Contract to which such Seller is a party or by which any of the Assets is bound or affected or (c) violate any laws, regulations, orders or judgments writs, injunctions, awards, decrees or licenses applicable to such Seller with respect to any of the Assets.

3.6

Title to Assets.  Except as set forth on Schedule 3.6 hereto, each Seller has good and valid title to all of the Assets to be transferred by it to Buyer hereunder, free and clear of any Encumbrances (other than Permitted Liens).  The bills of sale, assignments of leases, agreements, contracts and other arrangements, and other instruments delivered to Buyer by Sellers on the Closing Date will be in form and substance sufficient to vest in Buyer, and the transfer to Buyer by Sellers of the Assets on the Closing Date will convey to Buyer, good and valid title to the Assets, free and clear of any Encumbrances (other than Permitted Liens).  The Assets (i) are owned, licensed or leased by Sellers, as the case may be, and are in Sellers’ possession, (ii) constitute all assets currently used to conduct the Business as presently conducted, (iii) are in good operating condition and repair (taking into account the age of such

Assets) and (iv) are adequate for the uses and purposes for which they are being used.  No Person other than Sellers owns any asset used in the Business.

3.7

Financial Statements and Material Adverse Changes.

(a)

Schedule 3.7(a) contains true, correct and complete copies of the unaudited pro forma financial statements, including balance sheets and statements of income, retained earnings and cash flows of the Business as of, and for the year ended, December 31, 2006 (collectively, the “Financial Statements”).  Except as set forth on Schedule 3.7(a), each of the Financial Statements is true, complete and correct in all material respects, fairly presents results of operations, financial condition, assets, liabilities and cash flows of the Business for the periods specified.  Except as set forth on Schedule 3.7(a), all material liabilities and obligations of the Business, whether accrued, absolute, contingent, direct or indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due, have been disclosed in the Financial Statements or in any notes or narrative introduction thereto.  The statements of income included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified on Schedule 3.7(a).  All amounts billed to customers of the Business reflected on the Financial Statements and Schedule 3.7(a) are for the Business and not for any other business.  Sellers acknowledge and agree that Buyer is relying on the accuracy and completeness of the Financial Statements in making its determination as to whether it must file the Financial Statements, or any portion thereof, with the Securities and Exchange Commission.

(b)

Except as set forth on Schedule 3.7(b), there have been no material adverse changes, individually or in the aggregate, in the Assets, liabilities, business, prospects, revenues, expenses, results of operations or condition, financial or otherwise, of the Business since December 31, 2006.

3.8

Inventories.  Except as set forth on Schedule 3.8 hereto, Purchased Inventory does not include in any material amount any items below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or saleable in the normal course of the Business as currently conducted within normal inventory “turn” experience.

3.9

Leases.  No Seller owns any real property used for the conduct of the Business.  The Leased Premises and the Excluded Premises (collectively, the “Real Property”) constitute all of the real property leased by or for the benefit of Sellers in connection with the Business.  All operations of the Business as presently conducted are located on the Real Property.  None of Sellers or their Affiliates has received any written notice of default under any lease to which it is a party.

3.10

Licenses and Authorizations.  Schedule 1.2(a) contains a true and complete list of all licenses and authorizations of Sellers used by them in the operation of the Business.  Such licenses and authorizations are in full force and effect.  Each Seller has complied in all material respects with, and is now in compliance in all material respects with, all laws, rules, regulations, orders and decrees applicable to such Seller as they relate to the Business.

3.11

Contracts.  Schedule 1.2(c) contains a true and complete list of all Contracts of every nature to which Jessica Howard or Industrial Cotton is a party or which relate to the Business (except for Contracts that are Excluded Assets other than Consent Contracts).  Each Seller has complied in all material respects (in accordance with their terms) with all of the provisions of such Contracts and with all of the provisions of the Orders-in-Process.  Except as set forth on Schedule 3.11, no default by any Seller or, to the knowledge of Sellers, by any other party thereto, has occurred and is continuing with respect to any of such Contracts or Orders-in-Process.  All such Contracts and Orders-in-Process are valid and binding in accordance with their terms.

3.12

Franchises, Trademarks and Trade Names.  Except as set forth on Schedule 3.12, all franchises, trademarks, trade names, service marks, copyrights, licenses, privileges and other proprietary rights held by any Seller that are used or useful in the Business, as described in Section 1.2(a), are owned by such Seller or licensed for its use and are valid and in good standing, free and clear of any Encumbrances (other than Permitted Liens).  Each Seller has taken all necessary action to protect such proprietary rights.  Among the other trademarks set forth on Schedule 3.12, Prime Industrial Cotton, Crafted Industrial Cotton, Nine Rivets, Jessica Howard, Elizabeth Howard, Eliza J. Howard, Eliza J and Heavenly Jeans are either valid and/or enforceable trademarks, applications or registrations of Sellers and are transferable or otherwise licensable to Buyer.  The Business as conducted by Sellers does not infringe upon or conflict with any patent, trademark, trade name, service mark, copyright, license or other proprietary right of any third party, and, except as set forth on Schedule 3.12, no Seller has received any notice of infringement upon or conflict with the asserted rights of others.

3.13

Employees.  Except as set forth in Schedule 3.13, there are no collective bargaining agreements, professional or personal service contracts, incentive plans for salespeople, bonus plans and other compensatory agreements, plans, arrangements and practices including employee benefit plans within the meaning of 3(3) of ERISA (whether or not subject to ERISA), or employment agreements, incentive plans or arrangements or any other material plan, agreement or arrangement covering present or former employees or other personnel of any Seller who are engaged in the Business or with respect to which any Seller has any direct or indirect liability relating to the Business, whether in connection with the transactions contemplated by this Agreement or otherwise (the “Employee Plans”).  Schedule 3.13 sets forth, with respect to the employees of the Business whose names are set forth therein (i) the compensation received by them in each of 2005 and 2006, their current annual salary and all other compensation and fringe benefits to which they are or may be entitled; and (ii) the amount of accrued bonuses, vacation, sick leave, family leave and other leave for such personnel.  No Seller is in default in any material respect with respect to any of the foregoing obligations (whether such obligations relate to the employees set forth on Schedule 3.13 or otherwise), and Sellers will bear full responsibility for any such obligation outstanding, or due, owing or accrued prior to the Effective Time.  No Seller is in default in any material respect with respect to any (a) contributions or material obligations under any Employee Plan or (b) withholding or other employment taxes or payments on behalf of any current or former employee for which it is obligated on the date hereof.  There are no labor controversies pending or, to Sellers’ knowledge, threatened with respect to the employees of either Seller.  The employees of each Seller are not represented by any labor union and, to Sellers’ knowledge, no union organizational campaign is in progress with respect to such employees.

3.14

Employee Plans.  Except as specifically set forth on Schedule 3.14, (i) no Seller maintains, contributes to (or has an obligation to contribute to) or has maintained, adopted or contributed to a pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) there has been no accumulated funding deficiency within the meaning of 302(a)(2) of ERISA or Section 412 of the Code with respect to any funded pension plan which has resulted or could result in the imposition of an Encumbrance upon any of the Assets, and (iii) no Seller has incurred or will incur any liability, direct or indirect, contingent or otherwise under Title IV of ERISA.

3.15

Litigation.  Except as set forth in Schedule 3.15, there are no actions, suits, proceedings or investigations of any nature at law or in equity, pending or, to Sellers’ knowledge, threatened against or relating to any Seller or any of the Assets, which might reasonably result in an adverse effect upon the business or operations or condition, financial or otherwise, of the Business or the Assets, which seeks to enjoin, prohibit or otherwise challenge the transactions contemplated hereby or which might reasonably result in an adverse effect on the enjoyment and use by Buyer of any of the Assets to be acquired hereunder.  No unsatisfied judgment, award, order or decree has been rendered against or affecting Sellers or the Assets which might reasonably result in an adverse effect upon the business or operations or condition, financial or otherwise, of the Business or any of the Assets or which adversely affects the validity or enforceability of any of the Contracts or Orders-in-Process listed in the Schedules hereto.

3.16

Taxes.

(a)

Each Seller has timely filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  Each Seller has made available to Buyer copies of all Tax Returns with respect to the conduct of the Business and the ownership of the Assets filed by it during the three (3) year period prior hereto.  None of such Tax Returns has been audited or is currently the subject of audit.  No Seller currently is the beneficiary of any extension of time within which to file any Tax Return.  Each Seller has paid, or made provisions in accordance with generally accepted accounting principles for the payment of, all Taxes due (whether or not shown or required to be shown on any Tax Return) through and including the Closing Date, including, but not limited to, with respect to 2006.  Sufficient reserves have been established to cover any unpaid Taxes of any Seller.  There are no Encumbrances on any of the assets of Sellers that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.  There is not currently pending any dispute or claim concerning any Tax liability with respect to the income, business, operations or property of any Seller either claimed or raised by any Taxing authority.  No claim has been made by a Taxing authority in a jurisdiction where a Seller does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

(b)

All Taxes which each Seller was required by law to withhold, deposit or collect in connection with any amount paid or owing to any employee, independent contractor, creditor, partner or other third party have been duly withheld, deposited and collected and, to the extent required, have been paid to the relevant Taxing authority, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)

No Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any Seller either (A) claimed or raised by any authority in writing or (B) as to which any director or officer (or other Person responsible for Taxes) of any Seller has knowledge based upon personal contact with any agent of such authority. Sellers have delivered to Buyer correct and complete copies of all Tax examination reports and statements of deficiencies assessed against or agreed to by any Seller since January 1, 2001.

(d)

None of the Assets is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(e)

No Seller has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the ownership of the Assets or the operation of the Business on or prior to the Closing Date.  No Seller is a party to any Tax allocation or sharing agreement.

(f)

None of the Assets is an interest in any Person that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through or disregarded entity for any Tax purpose.

(g)

None of the Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code.

(h)

None of the Assumed Obligations is an obligation to make a payment that is not deductible under Section 280G of the Code.  Each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section §6662 of the Code.  No Seller has any liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.17

Books of Account.  The books of account and other records of Sellers relating to their respective businesses and operations are complete and correct, and accurately present and reflect in all material respects all of the transactions relating to such businesses and operations to which they are parties or by which they are bound.  Schedule 3.17 includes, for each Seller, an accounts receivable trial balance as of the Closing Date for such Seller.

3.18

Suppliers and Customers.

(a)

Except as set forth therein, Schedule 3.18(a) sets forth, for the years ended December 31, 2005 and 2006 and for the period of three (3) months ended March 31, 2007, the names of (i) the top twenty (20) customers, as determined by revenue, of the Business, and the amount of revenues generated by each such customer in each such period and (ii) each supplier that accounted for more than $100,000 of the operating expenses of the Business during any such period.

(b)

No Seller has received any written or oral notice that any customer or supplier identified on Schedule 3.18(a) has canceled or otherwise terminated, or to Sellers’

knowledge threatened to cancel or terminate, its relationship with any Seller, or to Sellers’ knowledge threatened to decrease or limit materially, its business done with any Seller, and, except as set forth on Schedule 3.18(b), no Seller has any reason to believe that any such customer, supplier or other Person would not continue its business relationship with Buyer following the Closing on substantially the same terms as such customer, supplier or other Person has heretofore done business with such Seller.

3.19

Conduct of the Business.  Each Seller has conducted its business and operations in the ordinary course consistent with past practices since December 31, 2006.

3.20

Insurance.  Each Seller has maintained valid and enforceable insurance policies on the Assets and its business and operations, including the Business during the period of three (3) consecutive years ending on the date hereof.  Schedule 3.20 contains a correct and complete description, including policy numbers, of such insurance policies.  Such policies are in full force and effect, and Sellers are not in default under any of them.  Such insurance is of the kind and in the amount not less than customarily obtained by companies engaged in the same or similar businesses and similarly situated.  No Seller has received any notice of non-renewal, cancellation or intent to cancel, not renew or increase premiums or deductibles with respect to such insurance policies nor, to the knowledge of Sellers, is there any basis for such action.  Schedule 3.20 also contains a list of all pending claims with any insurance company (other than health, medical and dental insurance claims of employees).

3.21

Related Transactions.  Since December 31, 2005, no current or former officer, director, partner, employee, shareholder, member or manager of any Seller (including their respective family members), (i) has engaged in any transaction with such Seller, or (ii) has been the direct or indirect owner of an interest in any Person which is a present competitor, supplier or customer of the Business, nor does any such officer, director, partner, employee, shareholder, manager or member receive income from any source other then the Business which relates to, or should properly accrue, to the Business.

3.22

Disclosure.  All disclosure provided herein to Buyer regarding the Business, the Assets, the Assumed Obligations and the transactions contemplated by this Agreement, including the Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such disclosure, in light of the circumstances under which it was made, not misleading.

4.

Representations and Warranties of Buyer.  Buyer represents, warrants and covenants to Sellers that:

4.1

Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate right, power and authority to enter into and perform and do all things contemplated under this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement.

4.2

Authorization and Binding Obligations.  The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action, including approval of the entire transaction by the requisite vote of the board of directors of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.3

No Contravention.  The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Buyer do not (i) violate any provisions of the articles of incorporation or by-laws of Buyer, (ii) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, under the provisions of any agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound or affected that has not been obtained or (iii) violate any laws, regulations, orders or judgments applicable to Buyer.

5.

Conditions Precedent to the Obligations of the Parties.  The obligations of the parties hereto under this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following express conditions precedent, except such conditions as may be waived by the party hereto to which the obligation is owed.

5.1

Delivery of Instruments of Conveyance and Transfer.  Buyer shall have received the instruments and other documents required to be delivered to it pursuant to Sections 2.3(a) and (b) hereof.

5.2

Delivery of Instruments of Assumption.  Buyer shall have delivered to Sellers, in accordance with Section 2.3(c) hereof, instruments whereby Buyer assumes and agrees to perform the Assumed Obligations.

5.3

Accuracy of Representations and Warranties.  The representations and warranties made herein (and in any document, including any Schedules hereto, delivered in connection herewith) by each party shall be true and correct as of the Closing Date.

5.4

Compliance with Agreement.  All of the terms, covenants and conditions of this Agreement to be performed or complied with by Buyer and Sellers on or prior to the Closing Date shall have been duly performed or complied with.

5.5

No Obstructive Proceeding.  (i)  No action or proceeding shall have been instituted against any of the parties hereto before any Governmental Entity to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby; and (ii) no action or proceeding shall have been instituted against, and no order, decree or judgment of any Governmental Entity shall be existing against, any of the parties hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof or would affect, as of the Closing Date, the validity of this Agreement.

5.6

Consents.  Sellers shall have obtained and delivered to Buyer any necessary consents to the assignment to Buyer of all Included Contracts and Orders-in-Process listed on any schedule hereto, without change or modification of the terms thereof.  Sellers shall have also delivered to Buyer copies of any other third party consents or approvals which Sellers have obtained.

5.7

Authorization.  Each party hereto shall have received certified copies of all the respective actions taken by the other parties hereto authorizing and approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated thereunder.

5.8

Opinion of Sellers’ Counsel.  Buyer shall have received the written opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, counsel for Sellers, dated the Closing Date, in form and substance reasonably acceptable to Buyer.

5.9

Opinion of Buyer’s Counsel.  Seller shall have received the written opinion of Fulbright & Jaworski L.L.P., counsel for Buyer, dated the Closing Date, in form and substance reasonably acceptable to Sellers.

5.10

Employment Agreement.  Glick and Williams shall each have entered into an employment agreement with Buyer, substantially in the form of Exhibit C hereto (the “Employment Agreement”).

5.11

Lease Premises Agreements.  Buyer shall have entered into agreements in the form of Exhibit D-1, D-2 and D-3 hereto with respect to the Leased Premises (the “Leased Premises Agreements”).

5.12

Consent Contracts Agreement.  Buyer and Sellers shall have entered into the agreement in the form of Exhibit E hereto with respect to the Consent Contracts (the “Consent Contracts Agreement”).

5.13

License.  Buyer shall have entered into a license agreement, substantially in the form of Exhibit F hereto, with Positive Attitude (the “Positive Attitude License Agreement”).

6.

Customer Returns; Right of Buyer.  In the event that subsequent to the Effective Time, any customer of the Business returns any defective goods sold by any Seller related to the Business prior to the Effective Time, such Seller shall, within ten (10) days of receiving such returned defective goods, notify Buyer of such return including the amounts and style numbers of the returned defective goods.  Within ten (10) days of receiving such notice, Buyer shall have the right to submit an offer to purchase the returned defective goods from such Seller, which shall not be unreasonably rejected by such Seller.  If the parties hereto are unable to reach mutually agreeable terms with respect to Buyer’s offer to purchase the returned defective goods, such Seller shall have the right to sell the returned defective goods to a third party.

7.

Customer Allowances.  a) Buyer and Sellers shall be responsible for Customer Allowances with respect to specific product shipments as follows:  (i) terms discounts given to customers upon shipment, deductions for returned merchandise or deductions for shipping violations that are charged back from the retailer shall be the responsibility of the party that shipped the applicable goods, and (ii) price allowances granted after shipment of goods relating to specific styles will be deemed to be reductions made in connection with the initial shipment and shall be the responsibility of the party that shipped the applicable goods.  Customer Allowances with respect to specific product shipments made prior to the Effective Time shall be the responsibility of Sellers, and Customer Allowances with respect to specific product shipments made from and after the Effective Time shall be the responsibility of Buyer.

(b)

Any Customer Allowance requested by a customer with respect to a period specified by such customer that does not relate to, or cannot be attributed to, a specific product shipment shall be aggregated with other such Customer Allowances requested by such customer with respect to such period.  The aggregate of such Customer Allowances shall be allocated as between Buyer and Sellers on a pro rata basis after the Effective Time using a “settlement percentage” of sales for the time period specified by the customer as the adjustment period.  The settlement percentage of Buyer or Sellers, as the case may be, shall be calculated by aggregating the sales of Buyer or Sellers, as the case may be, during such period for such customer as the numerator and the total sales by Buyer and Sellers to such customer for the period in question as the denominator.  For the avoidance of doubt:  (i) settlements under this Section 7(b) that relate to any period ending on or prior to April 30, 2007 will all be the responsibility of Sellers, regardless of when the actual chargeback is issued by the retailer, but (ii) settlements under this Section 7(b) that relate to any period ending after April 30, 2007 will be aggregated for such period and the same settlement percentage shall be applied to sales prior to the Effective Time and after the Effective Time with respect to such period to determine the extent to which Sellers and Buyer are responsible for the settlement amount.

(c)

Buyer and Sellers acknowledge that Sellers are not permitted to agree to any Customer Allowance in excess of $250,000 for any customer without first obtaining the written consent of Sellers’ secured lenders.

(d)

Sellers will maintain their current Customer Allowance tracking system to document any authorized Customer Allowances.  At the time of any settlement of Customer Allowances, Buyer and Sellers will exchange cumulative sales data applicable to the Fiscal Quarter, and a calculation will be performed to determine the amount of settlement that applies to each respective party.  With respect to any settlement or other Customer Allowance for which Buyer and Sellers would share responsibility, Sellers’ Representative shall have the right to determine the terms of the settlement, subject to Buyer’s approval, which approval shall not unreasonably be withheld.

8.

Brokers.  Each of Buyer on the one hand and Sellers on the other, represents and warrants to the other that it has not engaged a broker or finder in connection with this Agreement and the transactions contemplated herein or any aspect thereof.  Notwithstanding any other provision of this Agreement, the representations, warranties and covenants contained in this Section 8 shall survive the Closing Date without limitation.

9.

Survival and Indemnification.

(a)

Except as otherwise provided herein, the several representations, warranties, covenants, and agreements of the parties hereto contained in this Agreement (or in any document delivered pursuant to the terms hereof) shall be deemed to have been made on the Closing Date, shall be deemed to be material and to have been relied upon by Buyer and Sellers notwithstanding any investigation made by Buyer or Sellers, shall survive the Closing Date and shall remain operative and in full force and effect for a period of eighteen (18) months following the Closing Date, except as to any matters with respect to which a bona fide written claim has been made or an action at law or in equity shall have commenced before such date, in which event survival of the applicable representations and warranties shall continue (but only with respect to, and the extent of, such claim) until the final resolution of such claim or action including all applicable periods for appeal, provided, however, that the representations and warranties of Sellers contained in the first sentence of Section 3.6 and Sections 3.14 and 3.16 hereof shall survive until ninety (90) days following the expiration of all applicable statutes of limitations (including periods of extension, whether automatic or permissive) applicable to claims arising from such representations and warranties, and provided, further, that the respective covenants and agreements of Buyer and Sellers contained in Sections 7, 8 and 9 shall continue without any time limitation.

(b)

Sellers shall, jointly and severally, indemnify and hold Buyer and its Affiliates and their respective officers, directors, managers, members, stockholders, employees, agents and successors and assigns harmless from and against (i) any and all loss, cost, liability, damage and expense (including reasonable legal fees, expert costs and other expenses incident thereto) (each a “Loss” and, collectively, “Losses”) arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any representation, warranty, covenant or agreement of any Seller under this Agreement or any document delivered pursuant to the terms hereof; (ii) other than Assumed Obligations, any and all liabilities and obligations of Sellers of any nature whatsoever, whether accrued, absolute, fixed, contingent, or otherwise known or unknown to Sellers, whether arising before or after the Closing, including, without limitation, any liability of Sellers deemed to have been assumed by Buyer by virtue of common law, statute or regulation or failure to comply therewith, which liability Buyer has not expressly agreed to assume hereunder, including without limitation, bulk transfer laws in effect in the State of New York; (iii) any liability or obligation for Taxes, whether or not accrued, assessed or currently due and payable (a) of Sellers, whether or not such Taxes relate to the operation of the Business, (b) arising from the operation of the Business or the ownership of the Assets on or prior to the Closing Date or (c) arising out of the consummation of the transactions contemplated hereby (for purposes of this Section 9(b), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Sellers, on one hand, and Buyer, on the other hand, based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date), (iv) Losses with respect to any Seller’s failure to obtain any third party consents required to effect the transactions contemplated by this Agreement, (v) any and all Losses arising out of workers compensation claims relating to periods on or prior to the Effective Time or any liabilities or obligations arising under any Employee Plan (as defined in Section 3.13), ERISA, or Section 4980B of the Code relating to periods on or prior to the Effective Time, (vi) Losses arising from claims by one or more shareholders of a Seller against Buyer or its Affiliates, Seller or other shareholders of any Seller; and (v) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing.

(c)

Buyer shall indemnify and hold Sellers, and each of their respective Affiliates, officers, directors, stockholders, members, managers, employees, agents and successors and assigns, harmless from and against (i) any and all Losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any representation, warranty, covenant or agreement of Buyer under this Agreement or any document delivered by Buyer to Sellers in connection herewith, (ii) any and all Losses arising out of or in connection with the ownership or operation of the Assets with respect to periods after the Effective Time, (iii) the Assumed Obligations, (iv) any and all Losses of any Seller or any of its Affiliates arising out of or otherwise relating to, the Lease Premises Agreements (other than Losses arising out of any failure or defect in performance or breach by any Seller or any of its Affiliates of its obligations under any Leased Premises Agreement or Section 10(o) of this Agreement), (v) any and all Losses of any Seller or any of its Affiliates arising out of or otherwise relating to, the Consent Contracts Agreement (other than Losses arising out of any failure or defect in performance or breach by any Seller or any of its Affiliates of its obligations under the Consent Contracts Agreement) and (vi) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing.

(d)

In the event of any breach of any representation or warranty contained in this Agreement, the Schedules and Exhibits hereto or in the documents delivered in accordance with the terms of this Agreement, the sole and exclusive right and remedy of the parties hereto for money damages shall be a claim for indemnification pursuant to this Section 9; provided, however, that this Section 9(d) shall not restrict the right of a party hereto to bring an action for fraud or to seek recovery with respect to Losses arising other than from the breach of a representation or warranty.

(e)

The following indemnification procedure shall apply to the foregoing agreements:

(i)

The party who is seeking indemnification (the “Claimant”) for a Loss shall give written notice (a “Notice of Claim”) to the party from whom indemnification is sought (the “Indemnitor”) promptly after the Claimant learns of the claim or proceeding, provided, that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it is actually damaged thereby.

(ii)

With respect to any third-party claims or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and (subject to the last sentence of this Section 9(e)(ii)) to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor.  The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding.  The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith.  Notwithstanding the foregoing, (i) the Claimant shall not settle or compromise any such third party claim without the prior written consent of the Indemnitor and (ii) the Indemnitor shall not settle or compromise any such third party claim without the prior written consent of the Claimant, provided, that, in each case, consent shall not be unreasonably withheld.

(f)

The joint and several obligations of Sellers pursuant to the provisions of this Section 9 are subject to the following limitations:

(i)

Sellers shall not be liable to Buyer under this Section 9 until liabilities incurred exceed $25,000 in the aggregate and then only to the extent of such excess;

(ii)

Buyer shall not be entitled to recover from Sellers under this Section 9 in excess of $800,000 in the aggregate, and any payment due to Buyer under this Section 9 shall be payable solely out of the Escrow Funds (if and to the extent they are available) in accordance with Section 2.5 and the Escrow Agreement; and

(iii)

the limitations of the liability of Sellers and restriction on source of recovery by Buyer set forth in clauses (i) and (ii) above shall not be applicable to (A) liabilities arising by reason of a breach of Sellers’ representations, warranties and agreements contained in the first sentence Section 3.6, Section 3.14, Section 3.16 or Section 8 hereof, (B) any claims determined by a court of competent jurisdiction to arise from fraud by any Seller or (C) Losses arising other than from the breach of a representation or warranty.

(g)

Buyer’s obligations pursuant to the provisions of this Section 9 are subject to the following limitations:

(i)

Buyer shall not be liable to Sellers under this Section 9 until liabilities incurred exceed $25,000 in the aggregate and then only to the extent of such excess;

(ii)

Sellers shall not be entitled to recover from Buyer under this Section 9 in excess of $800,000 in the aggregate; and

(iii)

The limitations of Buyer’s liability set forth in clauses (i) and (ii) above shall not be applicable to (A) any claims determined by a court of competent jurisdiction to arise from fraud by Buyer or (B) Losses arising other than from the breach of a representation or warranty.

(h)

Each Claimant shall take commercially reasonable actions to mitigate the amount of any claim for indemnification, including pursuing insurance claims and claims against third parties, and shall reasonably consult and cooperate with each Indemnitor with a view towards mitigating such amounts in connection with claims for which a Claimant seeks indemnification hereunder; provided, however, that any costs and expenses incurred by a Claimant in pursuing insurance claims and claims against third parties or otherwise pursuant to this Section 9(h) shall constitute indemnifiable Losses.

10.

Post-Closing Agreements.

(a)

Delivery of Property Received by Sellers or Buyer After Closing.  Sellers agree that they will transfer or deliver to Buyer, promptly after the receipt thereof, any property which Sellers receive after the Closing Date in respect of the Assets transferred or intended to be transferred to Buyer under this Agreement.  Buyer agrees that it will transfer or deliver to Sellers, promptly after the receipt thereof, any property which Buyer receives after the Closing Date in respect of the Excluded Assets.

(b)

Cooperation After the Closing.  The parties hereto shall, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action or may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement including using their commercially reasonable efforts to obtain any third party consents not obtained as of the Closing Date.

(c)

Removal of Encumbrances.  Sellers agree to assist Buyer and shall act in good faith in assisting Buyer, all to the extent requested by Buyer, in the removal of any and all Encumbrances whatsoever on any Asset, including without limitation on any Orders-in-Process.

(d)

Insurance.  Sellers shall maintain general liability and product liability insurance policies with respect to their respective business and operations of a kind and in an amount existing prior to the Closing Date for a period of one (1) year after the Closing Date.

(e)

Covenant Not to Compete; No Solicitation.

(i)

Each of Glick and Williams (each, a “Restricted Person”) acknowledges that he or she has extensive knowledge and a unique understanding of the Business, has been directly involved with the establishment and continued development of the customer relations of the Business and has had access to all of the proprietary and confidential information used in the Business.  Each Restricted Person further acknowledges that if he or she were to compete with Buyer or its subsidiaries, including the Divisions (the “Buyer Group”) following the Closing, great harm would come to the Buyer Group, thereby destroying any value associated with the purchase of the Assets and the goodwill of the Business.  In furtherance of the sale of the Assets to Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value of the Business so sold, each Restricted Person covenants and agrees that, for a period commencing on the Closing Date and continuing through January 31, 2011 (the “Restricted Period”), he or she shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other Person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any Person engaged in the business of designing or manufacturing women’s dresses anywhere in the United States; provided, however, if any Restricted Person’s employment under his or her Employment Agreement is terminated by Buyer without “justifiable cause”, or by such Restricted Person for “good reason” (as such terms are defined in the Employment Agreements), the Restricted Period for such Restricted Person shall end on the date through which Buyer pays such Restricted Person the payments described in Section 7(g) of his or her Employment Agreement.  The record or beneficial ownership by any Restricted Person of less than one percent (1%) of the shares of any Person whose shares or interests are publicly traded on a national securities exchange or the OTC Bulletin Board shall not of itself constitute a breach hereunder.

(ii)

During the Restricted Period, no Restricted Person shall, whether for his or her own account or for the account of any Person, directly or indirectly, solicit to terminate the relationship, or otherwise interfere with the relationship of the Buyer Group with, any Person that (A) is employed by or otherwise engaged to perform services for the Buyer Group or (B) is a customer or client of, or subcontractor for, the Business.

(iii)

The restrictive covenants set forth in this Section 10(e) (the “Restrictive Covenants”) have been separately bargained for to protect the business or interest therein, including goodwill, of the Assets and Business being acquired by Buyer hereunder and to ensure that Buyer shall have the full benefit of the value thereof.  Each Restricted Person recognizes and acknowledges that the business and markets of the Buyer Group are national in scope, and that Buyer is investing substantial sums in purchasing the Assets and Business and in consideration for the Restrictive Covenants, that such Restrictive Covenants are necessary in order to protect and maintain the legitimate business interests of the Buyer Group and are reasonable in all respects, and that Buyer would not consummate the transactions contemplated hereby but for such Restrictive Covenants.  Each Restricted Person hereby waives any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term.

(iv)

If any Restricted Person breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy.  Each Restricted Person covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

(v)

The existence of any claim or cause of action by any Restricted Person against Buyer shall not constitute a defense to the enforcement by Buyer of the Restrictive Covenants, and any such claim or cause of action shall be litigated separately.

(vi)

In addition to the remedies Buyer may seek and obtain pursuant to Section 10(e)(ii) hereof, the Restricted Period shall be extended by any and all periods during which a Restricted Person shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over him or her to have been in violation of any Restrictive Covenant.

(vii)

Whenever possible, each provision of this Section 10(e) shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 10(e) shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 10(e).  If any provision of this Section 10(e) shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 10(e) but shall be confined in its operation to the provision of this Section 10(e) directly involved in the controversy in which such judgment shall have been rendered.  In the event that the provisions of this Section 10(e) should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

(f)

Additional Financial Statements.  Sellers agree to prepare and deliver to Buyer no later than thirty (30) days from the Closing Date a pro forma unaudited balance sheet of the Business as of the Closing Date and a pro forma unaudited income statement of the Business for the period from January 1, 2007 through March 31, 2007 and for the period from April 1, 2007 to the Closing Date.

(g)

Tax Matters.  Buyer and Sellers shall utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(h)

Change of Names.  Jessica Howard and Industrial Cotton agree, and Glick and Williams agree to cause Eliza J Limited, a New York corporation (“Eliza J”), to file a Certificate of Amendment to its Articles of Incorporation (to be filed with the Secretary of State of the State of New York immediately following the Closing) changing their respective corporation names to “JH-X”, “IC-X” and “EJ-X,” respectively.  Following the filing of such Certificate of Amendment with the Secretary of State of the State of New York, none of the Sellers will use the names Jessica Howard or Industrial Cotton or any derivative thereof; and Glick and Williams shall cause Eliza J not to do so; provided, however, that Buyer shall permit Sellers for a period of six (6) months from the Closing Date to use the names “Jessica Howard”, “Industrial Cotton”, and “Eliza J” to collect their accounts receivable, liquidate inventory that is not Purchased Inventory and liquidate all other Excluded Assets.

(i)

Sellers’ Representative.  Glick shall act, and Sellers hereby make, constitute and appoint Glick, as the representative of Sellers under this Agreement (in such capacity, the “Sellers’ Representative”).  By its execution of this Agreement, each Seller hereby makes, constitutes and appoints the Sellers’ Representative as its attorney-in-fact and authorizes and empowers the Sellers’ Representative to act as such Seller’s representative with full authority, in the sole discretion of the Sellers’ Representative, to (a) cause to be prepared all Tax Returns with respect to all Tax periods ending on or before the Closing Date, and (b) take any other action that may be necessary or desirable on behalf of Sellers in connection with this Agreement.  Sellers shall have the right at any time to appoint a new Sellers’ Representative for such purposes by giving at least ten (10) business days’ written notice thereof and simultaneously furnishing a copy of a written instrument executed by Sellers and appointing a new Sellers’ Representative to Buyer and the Sellers’ Representative then so acting.  The Sellers’ Representative shall have no duties or obligations other than those set forth above and will incur no liability with respect to any action or inaction taken by the Sellers’ Representative except with respect to his own gross negligence, bad faith or willful misconduct.  Each Seller shall reimburse the Sellers’ Representative for its proportionate share, determined in accordance with the allocation of Consideration among Sellers, of the reasonable and documented expenses of the Sellers’ Representative in carrying out his duties or obligations hereunder.

(j)

Cooperation of Independent Accountants.  From and after the Closing, Sellers shall use commercially reasonable efforts to cause Citrin Cooperman & Company, LLP, independent accountants for Sellers (the “Accountants”), to cooperate with Buyer and Buyer’s accountants in the preparation of such financial statements and schedules with respect to periods prior to the Closing Date as Buyer may reasonably require in connection with the satisfaction of its disclosure requirements under the U.S. securities laws.  Buyer shall pay all of the fees and expenses of the Accountants incurred pursuant to this Section 10(f).

(k)

Bonus Plans for the Divisions.  (i) As soon as practicable after the Closing, Buyer shall adopt employee bonus plans for employees of the Jessica Howard Division (the “Jessica Howard Division Bonus Plan”), the Designer Brands Division (the “Designer Brands Division Bonus Plan”) and the Positive Attitude Division (the “Positive Attitude Division Bonus Plan”).

(ii)

The Jessica Howard Division Bonus Plan shall provide for aggregate payments to the employees of the Jessica Howard Division in an amount equal to seven and one-half percent (7.5%) of the EBITA of the Jessica Howard Division (the “JHD Bonus Plan EBITA”) for each EBITA Period; provided, however, that no bonus will be payable with respect to the EBITA Period ending on January 31, 2008, 2009, 2010 or 2011 if the EBITA of the Jessica Howard Division does not exceed $0, $1.0 million, $1.75 million and $2.5 million, respectively, in such EBITA Period.  In no event shall bonuses awarded under the Jessica Howard Division Bonus Plan and payable pursuant to Section 3(b)(i) of the Employment Agreements of Glick and Williams collectively exceed an aggregate of $5,000,000 with respect to any EBITA Period.  To the extent that bonuses are payable under the Jessica Howard Division Bonus Plan as provided in this Section 10(k)(ii), 2.5% of JHD Bonus Plan EBITDA shall be allocated to each of David Nachman, Robert Metz and Mitchell Rodbell (each, a “Jessica Howard Division Employee”); provided, however, that if any of such Jessica Howard Division Employee ceases to be employed in the Jessica Howard Division during any EBITA Period, Glick and Williams shall determine, in their discretion, the extent to which such Jessica Howard Division Employee will be entitled to a pro rata portion of the applicable bonus for such EBITA Period and the extent to which any residual bonus amount, and bonus amounts for any subsequent EBITA Periods, are paid to other Jessica Howard Division Employees or other employees.  Notwithstanding the foregoing, if Glick and Williams determine, in their discretion and on the basis of the portion of the EBITA of the Jessica Howard Division for any EBITA Period derived from the Industrial Cotton business, to pay a bonus to Rory Nichols and Angela Da Francesa, each of Rory Nichols and Angela Da Francesca shall receive a bonus equal to 3% of the EBITA of the Jessica Howard Division derived from the Industrial Cotton business, and the amount of such bonuses shall be deducted on a pro rata basis from the bonuses of Glick and Williams payable pursuant to their Employment Agreements and the Jessica Howard Division Employees payable pursuant to this Section 10(k)(ii).

(iii)

The Designer Brands Division Bonus Plan shall provide for aggregate payments to the employees of the Designer Brands Division in an amount equal to fifteen percent (15%) of the EBITA of the Designer Brands Division (the “DBD Bonus Plan EBITA”) for each EBITA Period; provided, however, that no bonus will be payable with respect to the EBITA Period ending on January 31, 2008, 2009, 2010 or 2011 if the EBITA of the Designer Brands Division does not exceed $0, $0.5 million, $1.0 million and $1.5 million, respectively, in such EBITA Period.  In no event shall bonuses awarded under the Designer Brands Division Bonus Plan and payable pursuant to Section 3(b)(ii) of the Employment Agreements of Glick and Williams collectively exceed an aggregate of $5,000,000 with respect to any EBITA Period.  To the extent that bonuses are payable under the Designer Brands Division Bonus Plan as provided in this Section 10(k)(iii), 9.0%, 1.5%, 1.5% and 3.0% of the DBD Bonus Plan EBITA shall be allocated to each of David Nachman, Robert Metz, Mitchell Rodbell and Gerry Corrigan, respectively (each, a “Designer Brands Division Employee”); provided, however, that if any of such Designer Brands Division Employee ceases to be employed in the Designer Brands Division during any EBITA Period, Glick and Williams shall determine, in their discretion, the extent to which such Designer Brands Division Employee will be entitled to a pro rata portion of the applicable bonus for such EBITA Period and the extent to which any residual bonus amount, and bonus amounts for any subsequent EBITA Periods, are paid to other Designer Brands Division Employees or other employees.

(iv)

The Positive Attitude Division Bonus Plan shall provide for aggregate payments to the employees of the Positive Attitude Division in an amount equal to twelve and one-half percent (12.5%) of the EBITA of the Positive Attitude Division (the “PAD Bonus Plan EBITA”) for each EBITA Period; provided, however, that no bonus will be payable with respect to the EBITA Period ending on January 31, 2008, 2009, 2010 or 2011 if the EBITA of the Positive Attitude Division does not exceed $0, $0.5 million, $0.75 million and $1.0 million, respectively, in such EBITA Period.  In no event shall bonuses awarded under the Positive Attitude Division Bonus Plan and payable pursuant to Section 3(b)(iii) of the Employment Agreements of Glick and Williams collectively exceed an aggregate of $5,000,000 with respect to any EBITA Period.  To the extent that bonuses are payable under the Positive Attitude Division Bonus Plan as provided in this Section 10(k)(iv), 6.25%, 3.125% and 3.125% of the PAD Bonus Plan EBITDA shall be allocated to each of David Nachman, Robert Metz and Mitchell Rodbell, respectively (each, a “Positive Attitude Division Employee”); provided, however, that if any of such Positive Attitude Division Employee ceases to be employed in the Positive Attitude Division during any EBITA Period, Glick and Williams shall determine, in their discretion, the extent to which such Positive Attitude Division Employee will be entitled to a pro rata portion of the applicable bonus for such EBITA Period and the extent to which any residual bonus amount, and bonus amounts for any subsequent EBITA Periods, are paid to other Positive Attitude Division Employees or other employees.

(l)

Offers of Employment.  Contingent upon the Closing, Buyer shall, within five business days after the Closing, offer at-will employment to all of the employees of the Business listed on Schedule 10(l) who are in good standing on the Closing Date (each, a “Closing Date Employee”), for at least the same rate of base salary, wages and/or commissions and the same job position in effect immediately prior to the Closing.  Sellers shall cooperate with Buyer in connection with the foregoing.  A Closing Date Employee will become an employee of Buyer, if at all, on the later of the Effective Time or the first date on which such Closing Date Employee is actively at work.  Notwithstanding the foregoing, Buyer shall not be obligated to hire any Closing Date Employee who fails to provide Buyer documentation as required by applicable federal or state laws in connection with the commencement of such employment or who fails to pass any pre-employment background check required by Buyer, and Buyer may rescind an offer of employment before a Closing Date Employee accepts such offer and commences active employment with Buyer.  Sellers shall be responsible for the payment of all vacation pay of their employees that accrued prior to Closing, and acknowledge that the Base Purchase Price includes $126,000 with respect to such accrued vacation pay.  Within ten (10) days after repaying in full all indebtedness owed to their lenders after the sale of the Assets hereunder, Sellers shall reimburse Buyer the aggregate amount of all accrued vacation pay with respect to Closing Date Employees that accept offers of employment from Buyer.  Sellers agree that they shall not pay any dividend or otherwise make any distribution to any of their shareholders until their obligation to repay Buyer for such accrued vacation amounts has been satisfied.  Buyer shall continue to maintain a group health plan following the Closing and will be solely responsible for satisfying any COBRA obligations with respect to covered individuals who have a qualifying event before or as a result of the transactions contemplated by this Agreement, it being understood that Buyer will be responsible for providing COBRA coverage required with respect to Closing Date Employees who become employees of Buyer and who participate as active employees in Buyer’s group health plan.

(m)

Parent Guaranty.  Parent hereby guaranties the payment and performance of Buyer’s obligations under Sections 9 and 10(k) of this Agreement (the “Parent Guaranty”).  The Parent Guaranty is a guaranty of payment and performance and is not a guaranty of collection.  Parent hereby waives any requirement of law that Sellers must exhaust any remedy against Buyer before proceeding against Parent.

(n)

Purchased Inventory.  Buyer and Sellers acknowledge that the Consideration for the Purchased Inventory set forth in Section 2.4 is based upon a preliminary count of such Purchased Inventory taken prior to the execution of this Agreement, and that the actual cost of the items of Purchased Inventory set forth on Schedule 10(n) was estimated at the time such count was performed.  Within forty-five (45) days after the Closing, Buyer and Sellers shall cooperate in (i) performing a final inventory count of the Purchased Inventory and (ii) determining the actual cost of all items of Purchased Inventory, and shall calculate the actual Consideration payable with respect to such final count of Purchased Inventory.  In the event that the actual Consideration payable with respect to the Purchased Inventory exceeds the amount paid therefor at Closing, Buyer shall promptly pay to the Sellers’ Representative, on behalf of Sellers, such additional amount.  In the event that the actual Consideration payable with respect to the Purchased Inventory is less than the amount paid therefor at Closing, the Sellers’ Representative shall cause Sellers to promptly repay to Buyer the amount of such overpayment.

(o)

Leased Premises Agreements.  Sellers shall cause their Affiliates that are parties to the Leased Premises Agreements to comply with their obligations under the Leased Premises Agreements and to use commercially reasonable efforts to maintain the leases to which the Leased Premises Agreements relate in full force and effect.  If the landlord under any such lease gives notice to an Affiliate of Seller that is the tenant under any such lease that the activities conducted at the applicable leased premises under the applicable Leased Premises Agreement constitute a breach of such tenant’s obligations under the lease, Sellers shall cause such Affiliate to cooperate in good faith with Buyer and the landlord to resolve the landlord’s complaint, through a sublease, assignment of the applicable lease, or otherwise.

(p)

Security Deposits.  Any security deposits relating to the Included Contracts and/or the Consent Contracts which were paid prior to the Closing Date shall remain in place until the applicable Included Contract and/or Consent Contract is assigned to Buyer, whereupon Buyer shall reimburse the amount of such security deposit to the applicable Seller.

11.

Costs, Expenses, etc.  Each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein, and shall not be entitled to any reimbursement therefor from any other party hereto; provided, however, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers shall, at their expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall join in the execution of any such Tax Returns and other documentation.

12.

Notice of Proceedings.  Buyer or Sellers, as the case may be, will promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Entity of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or the transactions contemplated hereby, or to nullify or render ineffective this Agreement or such transactions if consummated.

13.

Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given:  (i) in the case of a facsimile transmission, upon confirmation of transmission, (ii) in the case of delivery by an overnight carrier of national reputation, upon the date of delivery indicated in the records of such carrier, (iii) in the case of delivery by hand, when delivered by hand, or (iv) in the case of delivery by first class mail, upon the expiration of five (5) business days after the date mailed by registered or certified mail (return receipt requested), or, if earlier, the date of delivery reflected in such return receipt, in any case addressed to the respective parties hereto at the addresses shown below.

(a)

If to Buyer or Parent to:

G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York  10018

Fax:

(212) 719-0921

Attn: Wayne Miller

with a copy to:

Neil Gold, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York  10103

Fax:  (212) 318-3400

(b)

If to the Sellers’ Representative (or to any Seller, in care of the Sellers’ Representative):

Mr. Robert Glick

367 Pleasant Hill Road

New City, New York 10956

Fax:  (212) 575-2405

with a copy to:

Geoffrey A. Bass, Esq.

Feder, Kaszovitz, Isaacson, Weber, Skala,

    Bass & Rhine LLP

750 Lexington Avenue

New York, New York 10022

Fax:  (212) 888-7776

or at such other address as any party hereto shall specify by notice (delivered in accordance with this Section) to the other parties hereto.

14.

Headings and Entire Agreement.  The section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only.  This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and preempts all prior and contemporaneous oral and written understandings and agreements with respect to the subject matter hereof.

15.

Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

16.

Public Announcements.  None of the parties hereto shall make any press release or other public statement concerning the matters covered by this Agreement without the approval of the other parties hereto; provided, however, that if in the opinion of counsel to the party making any such release or statement, such release or statement is required by law or applicable regulation, such party may make such release or statement without the prior consent of the other parties hereto; provided, further that such party provides the other parties hereto with a reasonable opportunity to review and comment on such release or statement prior to its dissemination.  Notwithstanding the foregoing, Parent shall have no obligation to furnish the other parties hereto an opportunity to review and comment on any filing to be made with the Securities and Exchange Commission by Parent.

17.

Extension; Waiver.  No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights rising by virtue of any prior or subsequent such occurrence.

18.

Binding Effect and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.  No party hereto may assign this Agreement and/or its rights and obligations hereunder without the prior written consent of the other parties hereto, other than any collateral assignment of the Sellers’ rights under this Agreement and the other transaction documents described in this Agreement to Sellers’ secured lenders.

19.

Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to use their best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

20.

Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that the transactions contemplated by this Agreement are not consummated in accordance with the terms hereof.  Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to seek to enforce specifically this Agreement and each other party’s obligation to consummate the transactions contemplated by this Agreement in accordance with the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled at law or in equity.

21.

Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon any party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party hereto of any one remedy will not preclude the exercise of any other remedy.

22.

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to applicable principles of conflicts of law.

23.

Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in a New York State or United States Federal court sitting in New York County, and each of the parties hereto hereby expressly submits to such jurisdiction and venue of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

24.

Effect of Due Diligence.  No investigation by or on behalf of Buyer into the business, operations, prospects, assets or condition (financial or otherwise) of the Business, the Assets or of Sellers shall diminish in any way the effect of any representations or warranties made by Sellers in this Agreement or shall relieve Sellers of any of their respective obligations under this Agreement.

25.

Counterparts.  This Agreement may be executed in one or more counterparts (including, without limitation, by facsimile), all of which shall be considered the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.

G-III LEATHER FASHIONS, INC.

By: /s/ Wayne S. Miller_______

Name:  Wayne S. Miller
Title:  Senior Vice President

CONSENTED AND AGREED WITH RESPECT TO SECTION 10(m) ONLY:

G-III APPAREL GROUP, LTD.

By: /s/ Wayne S. Miller_______

Name:  Wayne S. Miller
Title:  Chief Operating Officer

STARLO FASHIONS INC.

By: /s/ Robert Glick__________

       Name: Robert Glick

       Title: President

JESSICA HOWARD, LTD.

By: /s/ Robert Glick__________

       Name: Robert Glick

       Title: President

INDUSTRIAL COTTON, INC.

By: /s/ Robert Glick__________

       Name: Robert Glick

       Title:  President

CONSENTED AND AGREED WITH RESPECT TO SECTION 10(e) ONLY:

/s/ Robert Glick________

Robert Glick

/s/ Mary Williams_______

Mary Williams

AS SELLERS’ REPRESENTATIVE:

/s/ Robert Glick________

Robert Glick

2